SEC File No. 33-74154


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 2

                                    FORM S-8

               REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

                                U.S. ENERGY CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Wyoming                                      83-0205516
--------------------------------------------     -------------------------------
   (State or other jurisdiction                        (I.R.S. Employer
  incorporating or organization)                       Identification No.)

           877 North 8th West,
           Riverton, Wyoming                               82501
--------------------------------------------     -------------------------------
(Address of Principal Executive Offices)                (Zip Code)

        1998 STOCK OPTION PLAN (F/K/A "1989 INCENTIVE STOCK OPTION PLAN")
--------------------------------------------------------------------------------
                              (Full title of plan)

            Daniel P. Svilar, 877 North 8th West, Riverton, WY 82501
--------------------------------------------------------------------------------

                                 (307) 856-9271
--------------------------------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General instruction G, check the following box. [ ]


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

                         Calculation of Registration Fee

Title of each                            Proposed         Proposed
class of                                  maximum          maximum          Amount
securities                Amount         offering         aggregate           of
to be                      to be           price          offering          regis.
registered              registered*      per share          price             fee
-----------------       -----------     -----------     -------------      ---------

Common stock,           1,825,000       $2.875(2)        $5,246,875(3)     $1,312.72
par value               shares*(1)
$0.01 per share

Totals*                 1,825,000                        $5,246,875(3)     $1,312.72
                        shares

* Does not include the 925,000 shares registered for the Registrant's Restricted Stock Bonus Plan or the Outside Directors Compensation Plan, previously registered on Form S-8 in 1996 and 1994 (see footnotes to calculation of fees in such filings).
(1) This filing covers the Registrant's amended 1989 Incentive Stock Option Plan (now the "1998 Stock Option Plan"), by increasing the number of shares issuable under the Plan by 1,825,000 to the current Plan limit of 2,750,000.
(2) Based on the maximum per share option exercise price for options issued to date.
(3) Aggregate offering price is based on total options multiplied by ($2.875) the per share option exercise price. Pursuant to Rule 457(h)(1), the registration fee is calculated on the exercise price for the option.


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                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by References.

     Registrant hereby incorporates the documents listed in (a) through (c) below by reference into this Form S-8 registration statement. All documents subsequently filed by registrant pursuant to sections 13(a), 13(d), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents.

     (a) Registrant's latest annual report on Form 10-K (for fiscal year ended May 31, 2000), and registrant's proxy statement for annual meeting in December 2000.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The registrant's class of common stock is described in the S-4 registration statement filed with the Commission on November 29, 1993 (SEC File No. 33-72280), including any amendment which may be filed for the purpose of updating such description.

Item 4.   Description of Securities.

     Not applicable (see Item 3(c) above).

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     The Wyoming Business Corporation Act ("BCA"), W.S. 17-16-850 et. seq., provides for indemnification of the registrant's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summarization of circumstances in which such indemnification may be available follows, but is qualified by reference to registrant's Articles of Incorporation and the text of the statute.

     In general, any officer, director, employee, or agent may be indemnified against expenses, fines, settlements, or judgments arising in connection with a legal proceeding to which such person is a party as a result of such relationship, if that person's actions were in good faith, were believed by him or her to in (or at least not opposed to) registrant's best interests, and in the case of any criminal

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proceeding,  he or she had no reasonable cause to believe his or her conduct was unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by decision of the board of directors (by directors not at the time parties to the proceeding) or by majority shareholder vote (excluding shares held or controlled by directors who are at the time parties to the proceeding), or by opinion of special legal counsel.

     The circumstances under which indemnification would be made in connection with an action brought on behalf of the registrant are generally the same as stated above, except that indemnification is permitted only for reasonable expenses.

     In addition, registrant has statutory authority to purchase insurance to protect its officers, directors, employees, and agents against any liabilities asserted against them, or incurred in connection with their service in such capacities. Further, registrant may advance or reimburse funds to a director who is a party to a proceeding, for reasonable expenses incurred in connection with a proceeding.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

          Exhibit No.     Description                                  Page No.
          -----------     -----------                                  --------

              4.2         1998 Stock Option Plan                            7

              4.2(a)      Amendment No. 1 to 1998 Stock Option Plan        17

Item 9.   Undertakings.

     The registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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     (a)(3) To remove from  registration by means of a post-effective  amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 123(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successfully defense of any action suit or proceeding) is asserted by such officer, director, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 to its Form S-8 Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of Riverton, WY on May 22, 2001.

                                  U.S. ENERGY CORP.
                                  (Registrant)

Date: May 22, 2001                By:            /s/ Keith Larsen
                                           -------------------------------------
                                           KEITH LARSEN, President

         In accordance with the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to Registration Statement on Form S-8 was signed by the following persons in the capacities and on the dates stated.

Date: May 22, 2001                By:          /s/  John L. Larsen
                                           -------------------------------------
                                           JOHN L. LARSEN, Chairman,
                                           CEO and Director

Date: May 22, 2001                By:          /s/  Keith Larsen
                                           -------------------------------------
                                           JOHN L. LARSEN,
                                           President and Director

Date: May 22, 2001                By:          /s/  Harold F. Herron
                                           -------------------------------------
                                           HAROLD F. HERRON, Director

Date: May __, 2001                By:
                                           -------------------------------------
                                           DON C. ANDERSON, Director

Date: May __, 2001                By:
                                           -------------------------------------
                                           DAVID W. BRENMAN, Director

Date: May 22, 2001                By:          /s/  Nick Bebout
                                           -------------------------------------
                                           NICK BEBOUT, Director

Date: May 22, 2001                By:          /s/  H. Russell Fraser
                                           -------------------------------------
                                           H. RUSSELL FRASER, Director

Date: May 22, 2001                By:          /s/ Robert Scott Lorimer
                                           -------------------------------------
                                           ROBERT SCOTT LORIMER,
                                           Treasurer and Chief Financial Officer


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